UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a
THE KOREA FUND, INC.
(Name of Registrant as Specified In Its Charter)
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Korea Fund, Inc.
October 15, 2008

Dear Stockholder: Your vote is important no matter how many shares you own.

As you know from earlier correspondence, the Fund’s management and Board of Directors are proposing that the Fund’s capital gain distribution for the 12-month period ending October 31, 2008 be payable in Fund shares valued at the lower of market price or net asset value. If approved, stockholders will receive the capital gain distribution in newly-issued Fund shares or, at the election of the stockholder, in cash. The proposal is more fully explained in the proxy material which accompanied our original mailing. The Fund may issue shares at a price below net asset value only if such issuance is approved by a majority of the Fund’s shares. This means that, if market price is less than net asset value at the time of the proposed distribution, as is presently the case, the Fund will not be able to make a distribution in newly-issued Fund shares unless that 50% vote is obtained.

Although the response of stockholders who have already voted has been extraordinarily positive, we are still short of the 50% vote required for approval at the annual stockholder meeting scheduled for October 29, 2008.

Please take a minute to cast your vote.

The Fund’s Board of Directors has unanimously approved this proposal and believes it is in the best interest of the stockholders.

You can vote quickly and easily using one of the following methods:
•	Speak to a live Proxy Specialist by calling 1-866-451-3782. We can answer your questions and record your vote. (Open: M-F 9:30am – 9pm, Sat 10am – 6pm ET)

•	Mail in your signed proxy card in the envelope provided.

•	Call the phone number on the proxy card, enter the control number printed on the card and follow the touchtone prompts.

•	Log on to the website noted on your proxy card, enter your control number printed on the card and vote by following the on-screen prompts.
Every vote counts!

Thank you for your help in this important matter.